Exhibit 99.1
CINER RESOURCES LP
CINER RESOURCES LP ANNOUNCES FIRST QUARTER 2021 FINANCIAL RESULTS
Atlanta, Georgia May 3, 2021 -- Ciner Resources LP (NYSE: CINR) (“we”, “us, “our”, or the “Partnership”) today reported its financial and operating results for the first quarter ended March 31, 2021.
First Quarter 2021 Financial Highlights:
•Net sales of $127.8 million increased 11.7% from the prior-year first quarter.
•Soda ash volume produced decreased 4.7% from the prior-year first quarter and soda ash volume sold increased 8.5% from the prior-year first quarter.
•Net income of $5.6 million decreased $8.6 million from the prior-year first quarter.
•Adjusted EBITDA of $15.7 million decreased 29.9% from the prior-year first quarter.
•Basic earnings per unit of $0.12 for the quarter decreased 64.7% over the prior-year first quarter of $0.34.
•Net cash used in operating activities of $(6.4) million decreased 138.3% over net cash provided in operating activities in the prior-year first quarter.
•Distributable cash flow of $4.7 million decreased 47.8% compared to the prior-year first quarter.
•The distribution coverage ratio was N/A and 1.32 for the three months ended March 31, 2021 and 2020, respectively.

Oguz Erkan, CEO, commented: “I am happy to report favorable results in the first quarter, with the soda ash market continuing to show positive signals in most markets. Customer demand was strong in the first quarter, as evidenced by our highest ever quarterly sales volume of 720 thousand tons. This was despite a minor disruption to our operations in February when a major winter storm obstructed natural gas infrastructure, causing us to idle some of our production.
Our transition out of ANSAC has gone smoothly, and we are satisfied with our export performance three months into our new structure. We dispatched multiple vessels on our own account in the first quarter and we expect to continue to optimize our logistics and sales network for the remainder of the year. As the soda ash market and global supply chains continue to normalize, our added flexibility and established distributor network should allow for agile export planning and a focus on value generation.
Despite strong sales volumes in the quarter, we continue to face a challenging pricing environment. Due to pricing dropping at the end of last year, contracted domestic sales price in 2021 is down 10% from the first quarter of 2020. Spot pricing in our export markets has also been slow to recover, but we have seen positive indications for the balance of this year and are optimistic that as demand recovers, pricing will follow. On the cost side, disruptions in global supply chains have resulted in volatile vessel rates and have impacted our realized pricing in the near term. These risks are not new to our business, and we believe that with direct control of our export planning we gain better flexibility to manage our costs as well as the opportunity to optimize our customer mix, better manage onsite inventory levels, and improve collaboration with Ciner Group to serve global customers.
In summary, net sales in the first quarter of 2021 were $127.8 million, generating $5.6 million of net income and $15.7 million of adjusted EBITDA. Encouraging demand indicators, coupled with continued optimization of our export model, point to the possibility for upside for the remainder of the year. Overall, we maintain a strong long-term view for the business, and I am confident Ciner is positioned to capitalize on anticipated improving soda ash fundamentals, which should translate into increased cash flows, better enabling us to execute on our growth strategy.”

Financial Highlights	Three Months Ended March 31,
(Dollars in millions, except per unit amounts)	2021	2020	% Change
Soda ash volume produced (millions of short tons)	0.648	0.680	(4.7)%
Soda ash volume sold (millions of short tons)	0.720	0.664	8.5%
Net sales	$127.8	$114.4	11.7%
Net income	5.6	$14.2	(60.6)%
Net income attributable to Ciner Resources LP	$2.4	$6.7	(64.2)%
Earnings per limited partner unit	$0.12	$0.34	(64.7)%
Adjusted EBITDA(1)	$15.7	$22.4	(29.9)%
Adjusted EBITDA attributable to Ciner Resources LP(1)	$7.7	$11.2	(31.3)%
Net cash (used) provided by operating activities	$(6.4)	16.7	(138.3)%
Distributable cash flow attributable to Ciner Resources LP(1)	$4.7	$9.0	(47.8)%
Distribution coverage ratio (1)	N/A	1.32	N/A
(1)See non-GAAP reconciliations

Three Months Ended March 31, 2021 compared to Three Months Ended March 31, 2020
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended March 31,		Percent Increase/(Decrease)
(Dollars in millions, except for average sales price data):	2021	2020
Net sales:
Domestic	$66.3	$55.2	20.1%
International	61.5	59.2	3.9%
Total net sales	$127.8	$114.4	11.7%
Sales volumes (thousands of short tons):
Domestic	315.4	237.4	32.9%
International	404.5	426.3	(5.1)%
Total soda ash volume sold	719.9	663.7	8.5%
Average sales price (per short ton):(1)
Domestic	$210.21	$232.52	(9.6)%
International	$152.04	$138.87	9.5%
Average	$177.52	$172.37	3.0%
Percent of net sales:
Domestic sales	51.9%	48.3%	7.5%
International sales	48.1%	51.7%	(7.0)%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	43.8%	35.8%	22.3%
International volume	56.2%	64.2%	(12.5)%
Total percent of volume sold	100.0%	100.0%

(1) Average sales price per short ton is computed as net sales divided by volumes sold
Consolidated Results
Net sales. Net sales increased by 11.7% to $127.8 million for the three months ended March 31, 2021 from $114.4 million for the three months ended March 31, 2020, primarily driven by an increase in soda ash volumes sold of 8.5% due to higher domestic demand for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020. The overall improvement in soda ash sales volume for the three months ended March 31, 2021 was attributable to global recovery of soda ash demand from the impact of COVID-19. We have seen our export volume steadily increase since the second quarter of

2020. We operated closer to full production capacity in the first quarter of 2021 for the first time since the COVID-19 pandemic started. Sales prices in the three months ended March 31, 2021 have not fully recovered to pre-pandemic levels.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, increased by 23.8% to $115.3 million for the three months ended March 31, 2021 from $93.1 million for the three months ended March 31, 2020, which were primarily due to increases in ocean freight cost for the international sales. The increase in ocean freight cost resulted from a volatile vessel market impacted by the disruptions in the recent global supply chains.
Selling, general and administrative expenses.  Our selling, general and administrative expenses decreased 3.4% to $5.6 million for the three months ended March 31, 2021, compared to $5.8 million for the three months ended March 31, 2020. The decrease was driven primarily by the decrease in the equity base compensation expenses and in the three months ended March 31, 2020 we recognized larger accounts receivable credit loss expense due to credit concerns related to certain customers that were negatively impacted by the onset of COVID-19. We incurred $0.4 million of accounts receivable credit loss expense for the first quarter of 2020 but no such expense for the first quarter of 2021.
Operating income. Operating income decreased by 55.5% to $6.9 million for the three months ended March 31, 2021 from $15.5 million for the three months ended March 31, 2020. The decrease is primarily due to a change in new customer mix including new customers with lower margin which was still impacted by the overall global soda ash pricing not yet fully recovered to the pre-COVID-19 level in the first quarter of 2020.
Net income. As a result of the foregoing, net income decreased by 60.6% to $5.6 million for the three months ended March 31, 2021 from $14.2 million for the three months ended March 31, 2020.

CAPEX AND ORE METRICS
The following table summarizes our capital expenditures, on an accrual basis, ore grade and ore to ash ratio:

	Three Months Ended March 31,
(Dollars in millions)	2021	2020
Capital Expenditures
Maintenance	$7.5	$6.5
Expansion	0.3	5.1
Total	$7.8	$11.6
Operating and Other Data:
Ore grade (1)	85.1%	86.7%
Ore to ash ratio (2)	1.65: 1.0	1.53: 1.0

(1) Ore grade is the percentage of raw trona ore that is recoverable as soda ash free of impurities. A higher ore grade will produce more soda ash than a lower ore grade.
(2) Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

During the three months ended March 31, 2021, capital expenditures decreased $3.8 million as compared to the three months ended March 31, 2020. The decrease was primarily driven by decreases in expansion capital expenditures because of the completion of our new co-generation facility, which became operational in March 2020. The decrease was partially offset by the continued increase of maintenance capital expenditures at our Wyoming facility to both adequately maintain the facility’s physical assets and to improve its operational reliability.
FINANCIAL POSITION AND LIQUIDITY
As of March 31, 2021, we had cash and cash equivalents of $2.7 million. In addition, we have approximately $102.5 million ($225.0 million, less $122.5 million outstanding) of remaining capacity under the Ciner Wyoming Credit Facility. Our balance under the Ciner Wyoming Equipment Financing Arrangement as of March 31, 2021 was $27.0 million ($26.8 million net of financing costs). As of March 31, 2021, our leverage and interest coverage ratios, as calculated pursuant to the credit agreement for the Ciner Wyoming Credit Facility and Ciner Wyoming Equipment Financing Arrangement were 2.58: 1.0 and 10.95: 1.0, respectively.
CASH FLOWS
Cash Flows
Operating Activities

Our operating activities during the three months ended March 31, 2021 used cash of $6.4 million, a decrease of 138.3% from the $16.7 million cash provided during the three months ended March 31, 2020, primarily as a result of the following:
•$20.9 million of working capital used in operating activities during the three months ended March 31, 2021, compared to $4.4 million of working capital used in operating activities during the three months ended March 31, 2020. The $16.4 million increase in working capital used by operating activities was primarily due to the $34.3 million increase in accounts receivable as of March 31, 2021 compared to that of March 31, 2020, offset by the $8.9 million increase in accounts payable at March 31, 2021 compared to that of March 31, 2020. Due to the startup of direct sales to international customers who typically have longer payment terms, compared to the recent payment history from ANSAC, the accounts receivable balance increased significantly as of March 31, 2021 and contributed to lower cash flows from operating activities during this transition period of three months ended March 31, 2021. We expect this reduction in cash flow to be a one-time impact in the initial quarter that direct sales were made to these new international customers with longer payment terms; and
•a decrease of 60.6% in net income of $5.6 million during the three months ended March 31, 2021, compared to $14.2 million for the prior-year period.
Investing Activities
We used cash flows of $5.4 million in investing activities during the three months ended March 31, 2021, compared to $12.9 million used during the three months ended March 31, 2020, for capital expenditures as described in “CAPEX AND ORE METRICS” above.
Financing Activities
Cash provided by financing activities of $14.0 million during the three months ended March 31, 2021 decreased by 57.2% over the prior-year cash provided by financing activities, largely due to repayments of the Ciner Resources credit facility during the three months ended March 31, 2021.
Quarterly Distribution
Each of the board of managers of Ciner Wyoming and the board of directors of our general partner have approved the continuation of the suspension of quarterly distributions to the members of Ciner Wyoming and our unitholders, as applicable, for each of the quarters ended September 30, 2020, December 31, 2020 and March 31, 2021 in a continued effort to achieve greater financial and liquidity flexibility during the COVID-19 pandemic. In March 2021, the board of managers of Ciner Wyoming approved a special $8.0 million distribution to, amongst other things, provide the Partnership with funds to retire the Ciner Resources Credit Facility. Management and the board of directors of our general partner will continue to evaluate, on a quarterly basis, whether it is appropriate to reinstate a distribution to our unitholders, which will be dependent in part on our cash reserves, liquidity, total debt levels and anticipated capital expenditures.
Green River Expansion Project
We continue to develop plans and execute the early phases for a potential new Green River Expansion Project that, we believe, could increase production levels up to approximately 3.5 million tons of soda ash per year or up to approximately 135% of the last five-year average of soda ash produced per year. We have conducted the initial basic design and are currently evaluating and pursuing the related permits and detailed cost and market analysis pursuant to the basic design.  This project will require capital expenditures materially higher than have been recently incurred by Ciner Wyoming. When considering the significant investment required by this expansion and the infrastructure improvements designed to increase our overall efficiency, as well as the COVID-19 pandemic’s negative impact on our financial results, we have re-prioritized the timing of the significant expenditure items in order to increase financial and liquidity flexibility until we have more clarity and visibility into the ongoing impact of the COVID-19 pandemic on our business. The timing of the new Green River Expansion Project as well as any other expansion capital expenditures may be impacted by certain performance ratios requirements of the Ciner Obligors’ Facilities Agreement. Based on the Ciner Obligors’ applicable ratios as of December 31, 2020 and March 31, 2021 certain of our expansion capital expenditures are prohibited until the Ciner Obligors’ applicable ratios are at acceptable levels pursuant to the Facilities Agreement.
COVID-19
The global COVID-19 pandemic continues to cause certain disruptions to the economy throughout the world, including the United States and markets to which our products have historically been exported. There have been extraordinary actions taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world, including travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations. Vaccines for COVID-19 became first available on a limited basis in late December 2020. They are becoming more available globally and all U.S. adults are now eligible for the vaccine.
Our Response to COVID-19
We continue to closely monitor the impact of the outbreak of COVID-19 and all governmental actions in response thereto on all aspects of our business, including how it impacts our customers, employees, supply chain, distribution network and cash flows. We have taken strong proactive steps to keep the safety of our team and their families as the priority. We have been executing and continue to execute a comprehensive plan to help prevent the spread of the virus in our work locations and it appears to be having a positive impact. This plan includes multiple layers of protection for our employees, including but not limited to, social distancing, working from home for certain employees, splitting shifts, increased sanitation, restricted contractor and visitor access, temperature checks on all contractors and third-party vendors, travel restrictions, mask wearing requirements, and daily communication with our teams. We have conducted proactive quarantining and contact tracing from the early days of this pandemic and require self-reporting of any illness, in addition to a company doctor, weekly status meetings, tracking local resources, and industry wide efforts. We have also prepared strong contingency plans for all our operations with specific actions based on absentee rates. While we have not utilized any such plans to date as they have not been needed, they are continuously refined in case needed. As COVID-19 vaccines become more broadly available, we encourage employees to get vaccinated. We anticipate a re-opening of societies when the virus plateaus and diminishes, and we have completed re-entry plans to implement as they become appropriate. We are relying on science and data to guide our decisions related to COVID-19. Our focus prior to and during this pandemic has been the safety of our teams and this will continue to be our priority as we scale our operations back to normal as the data guides us to do so. We continue to actively monitor and adhere to applicable local, state, federal, and international governmental guideline actions to better ensure the safety of our employees.
The impact of COVID-19
In the first half of 2020 and primarily in the beginning of the second quarter of 2020, we saw a decline in demand due to the COVID-19 pandemic adversely impacting our sales and production volume, and price per ton; but, in the second half of 2020, we saw the signs of recovery on our operations domestically as well as internationally in the form of increased global demand, notwithstanding certain pricing pressure. We experienced fluctuations in quarter over quarter soda ash volume sold of 4.4% decline, 35.7% decline, 26.7% increase, and 9.5% increase in the first, second, third and fourth quarters of 2020, compared to the immediately preceding quarter respectively. During the first quarter of 2021, we saw continued recovery in both domestic and international business. The soda ash volume sold in the first quarter of 2021 increased 21.7% over the fourth quarter of 2020.
Although the number of individuals who have been vaccinated has increased, certain states and countries have again begun to see a plateau or upward daily trend of new COVID-19 confirmed cases. At this time, we cannot predict the duration or the scope of the COVID-19 pandemic and its impact on our operations, and the potential negative financial impact to our results cannot be reasonably estimated but could be material. We are actively managing the business to maintain cash flow, and we believe we have enough liquidity to meet our anticipated liquidity requirements.
For the three months ended March 31, 2021, we have incurred $0.6 million in costs directly related to COVID-19 primarily in the form of costs related to employee safety and retention and additional inventory storage and logistics costs. For the three months ended March 31, 2020, however, we incurred no such costs directly related to COVID-19.
Termination of Membership in ANSAC
As previously disclosed as part of its strategic initiative to gain better direct access and control of international customers and logistics and the ability to leverage the expertise of Ciner Group, the world’s largest natural soda ash producer, effective as of the end of day on December 31, 2020, Ciner Corp exited ANSAC. In connection with the settlement agreement with ANSAC, there are sales commitments to ANSAC in 2021 and 2022 where Ciner Corp will continue to sell, at substantially lower volumes, product to ANSAC for export sales purposes, with a fixed rate per ton selling, general and administrative expense, and will also purchase a limited amount of export logistics services in 2021. Through this transition, the Partnership has amongst other things: (i) obtained its own international customer sales arrangements for 2021, (ii) obtained third-party export port services, and (iii) chartered and executed its own international product delivery.
Although ANSAC has historically been our largest customer, we anticipate that the impact of Ciner Corp’s exit from ANSAC on our net sales, net income and liquidity is limited. We made this determination primarily based upon the belief that we will continue to be one of the lowest cost producers of soda ash in the global market. With a low-cost position combined with more direct access and better control of our international customers and logistics and the ability to leverage Ciner Group’s expertise in these areas, we believe we will adequately replace these net ANSAC sales. Since January 1, 2021, Ciner Corp has managed the Partnership’s sales and marketing activities for exports with the ANSAC exit being complete. Ciner Corp has leveraged the distributor network established by Ciner Group and independent third-party distribution partners to optimize our reach into each market.
Post-ANSAC International Export Capabilities
In accordance with the ANSAC Early Exit Agreement, Ciner Corp began marketing soda ash on our behalf directly into international markets and building its international sales, marketing and supply chain infrastructure. We now have access to utilize the distribution network that has already been established by the global Ciner Group. We believe that by having the option of combining our volumes with Ciner Group’s soda ash exports from Turkey, Ciner Corp’s strategic exit from ANSAC has helped us leverage global Ciner Group’s, the world’s largest natural soda ash producer, soda ash operations which we expect will improve our ability to optimize our market share both domestically and internationally. Being able to work with the global Ciner Group provides us with the opportunity to better attract and more efficiently serve larger global customers. In addition, the Partnership is working to enhance its international logistics infrastructure that includes, among other things, a domestic port for export capabilities. These export capabilities are being developed by an affiliated company and options being evaluated range from continued outsourcing in the near term to developing its own port capabilities in the longer term.
Selling, general and administrative expenses also include amounts charged to the Partnership by its affiliates principally consisting of salaries, benefits, office supplies, professional fees, travel, rent and other costs of certain assets used by the Partnership. On October 23, 2015, the Partnership entered into a Services Agreement (the “Services Agreement”) with our general partner and Ciner Corp. Pursuant to the Services Agreement, Ciner Corp has agreed to provide the Partnership with certain corporate, selling, marketing, and general and administrative services, in return for which the Partnership has agreed to pay Ciner Corp an annual management fee and reimburse Ciner Corp for certain third-party costs incurred in connection with providing such services. In addition, under the limited liability company agreement governing Ciner Wyoming, Ciner Wyoming reimburses us for employees who operate our assets and for support provided to Ciner Wyoming. These transactions do not necessarily represent arm's length transactions and may not represent all costs if Ciner Wyoming operated on a standalone basis.
ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.
NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming. An affiliate of Natural Resource Partners L.P. owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include all statements that are not historical facts and in some cases may be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “seek,” “anticipate,” “estimate,” “predict,” “forecast,” “project,” “potential,” “continue,” “may,” “will,” “could,” “should,” or the negative of these terms or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, changes in the Partnership’s relationships with its customers, including ANSAC, the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facility, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining and processing of trona ore, and shipment of soda ash, the impact of a cybersecurity event, the impact of our agreement to exit ANSAC effective as of December 31, 2020 and our transition to the utilization of Ciner Group’s global distribution network for some of our export operations beginning on January 1, 2021, our ability to reinstate our distributions, and the short- and long-term impacts of the novel COVID-19 pandemic, including the impact of government orders on our employees and operations, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent reports filed with the United States Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(Unaudited)

	Three Months Ended March 31,
(In millions, except per unit data)	2021	2020
Net sales:
Sales—affiliates	$—	$54.0
Sales—others	127.8	60.4
Net sales	$127.8	$114.4
Operating costs and expenses:
Cost of products sold including freight costs (excludes depreciation, depletion and amortization expense set forth separately below)	106.6	86.6
Depreciation, depletion and amortization expense	8.7	6.5
Selling, general and administrative expenses—affiliates	3.6	4.1
Selling, general and administrative expenses—others	2.0	1.7
Total operating costs and expenses	120.9	98.9
Operating income	6.9	15.5
Other (expenses) income:
Interest expense, net	(1.3)	(1.3)
Total other expense, net	(1.3)	(1.3)
Net income	$5.6	$14.2
Net income attributable to non-controlling interest	3.2	7.5
Net income attributable to Ciner Resources LP	$2.4	$6.7
Other comprehensive income:
Income/(loss) on derivative financial instruments	1.5	(2.1)
Comprehensive income	7.1	12.1
Comprehensive income attributable to non-controlling interest	3.9	6.4
Comprehensive income attributable to Ciner Resources LP	$3.2	$5.7

Net income per limited partner unit:
Net income per limited partner unit (basic)	$0.12	$0.34
Net income per limited partner unit (diluted)	$0.12	$0.34

Limited partner units outstanding:
Weighted average limited partner units outstanding (basic)	19.7	19.7
Weighted average limited partner units outstanding (diluted)	19.8	19.7

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	March 31, 2021	December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$2.7	$0.5
Accounts receivable—affiliates	46.9	86.5
Accounts receivable, net	114.5	40.6
Inventory	29.6	33.5
Other current assets	4.7	4.1
Total current assets	198.4	165.2
Property, plant and equipment, net	307.2	307.4
Other non-current assets	26.8	25.4
Total assets	$532.4	$498.0
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$3.0	$3.0
Accounts payable	32.6	16.4
Due to affiliates	1.8	2.9
Accrued expenses	31.6	33.6
Total current liabilities	69.0	55.9
Long-term debt	146.3	128.1
Other non-current liabilities	8.6	8.7
Total liabilities	223.9	192.7
Commitments and contingencies
Equity:
Common unitholders - Public and Ciner Wyoming Holding Co. (19.8 units issued and outstanding as of March 31, 2021 and December 31, 2020)	172.4	170.0
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding as of March 31, 2021 and December 31, 2020)	4.2	4.2
Accumulated other comprehensive income (loss)	0.8	—
Partners’ capital attributable to Ciner Resources LP	177.4	174.2
Non-controlling interest	131.1	131.1
Total equity	308.5	305.3
Total liabilities and partners’ equity	$532.4	$498.0

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(In millions)	2021	2020

Cash flows from operating activities:
Net income	$5.6	$14.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	8.7	6.5
Equity-based compensation expense	0.1	0.4
Other non-cash items	0.1	—
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - affiliates	(2.3)	8.8
Accounts receivable, net	(31.8)	(8.6)
Inventory	2.5	(5.5)
Other current and other non-current assets	(0.3)	0.7
Increase/(decrease) in:
Accounts payable	13.3	4.4
Due to affiliates	(0.8)	(0.9)
Accrued expenses and other liabilities	(1.5)	(3.3)
Net cash (used) provided by operating activities	(6.4)	16.7
Cash flows from investing activities:
Capital expenditures	(5.4)	(12.9)
Net cash used in investing activities	(5.4)	(12.9)
Cash flows from financing activities:
Borrowings on Ciner Wyoming Credit Facility	35.0	76.5
Borrowings on Ciner Resources Credit Facilities	1.0	—
Borrowings on Ciner Wyoming Equipment Financing Arrangement	—	30.0
Repayments on Ciner Wyoming Credit Facilities	(15.0)	(59.5)
Repayments on Ciner Resources Credit Facilities	(2.0)	—
Repayments on Ciner Wyoming Equipment Financing Arrangement	(0.8)	—
Debt issuance costs	(0.3)	(0.2)
Common units surrendered for taxes	—	(0.2)
Distributions to common unitholders	—	(6.7)
Distributions to general partner	—	(0.1)
Distributions to non-controlling interest	(3.9)	(7.1)
Net cash provided by financing activities	14.0	32.7
Net increase in cash and cash equivalents	2.2	36.5
Cash and cash equivalents at beginning of period	0.5	14.9
Cash and cash equivalents at end of period	$2.7	$51.4

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:
•Adjusted EBITDA;
•Distributable cash flow; and
•Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•our ability to incur and service debt and fund capital expenditures; and
•the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended March 31,
(Dollars in millions, except per unit data)	2021	2020
Reconciliation of Adjusted EBITDA to net income:
Net income	$5.6	$14.2
Add backs:
Depreciation, depletion and amortization expense	8.7	6.5
Interest expense, net	1.3	1.3
Equity-based compensation expense, net of forfeitures	0.1	0.4
Adjusted EBITDA	$15.7	$22.4
Less: Adjusted EBITDA attributable to non-controlling interest	8.0	11.2
Adjusted EBITDA attributable to Ciner Resources LP	$7.7	$11.2

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$7.7	$11.2
Less: Cash interest expense, net attributable to Ciner Resources LP	0.5	(0.5)
Less: Maintenance capital expenditures attributable to Ciner Resources LP	2.5	2.7
Distributable cash flow attributable to Ciner Resources LP	$4.7	$9.0

Cash distribution declared per unit	$—	$0.340
Total distributions to unitholders and general partner	$—	$6.8
Distribution coverage ratio	N/A	1.32

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash (used) provided by operating activities	$(6.4)	$16.7
Add/(less):
Amortization of long-term loan financing	(0.2)	—
Net change in working capital	20.9	4.4
Interest expense, net	1.3	1.3
Other non-cash items	0.1	—
Adjusted EBITDA	$15.7	$22.4
Less: Adjusted EBITDA attributable to non-controlling interest	8.0	11.2
Adjusted EBITDA attributable to Ciner Resources LP	$7.7	$11.2
Less: Cash interest expense, net attributable to Ciner Resources LP	0.5	(0.5)
Less: Maintenance capital expenditures attributable to Ciner Resources LP	2.5	2.7
Distributable cash flow attributable to Ciner Resources LP	$4.7	$9.0

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q1-2021	Q1-2021	Q4-2020	Q3-2020	Q2-2020	Q1-2020
Reconciliation of Adjusted EBITDA to net income:
Net income (loss)	$18.3	5.6	$12.7	$5.4	$(5.4)	$14.2
Add backs:
Depreciation, depletion and amortization expense	31.0	8.7	8.0	7.8	6.5	6.5
Interest expense, net	5.2	1.3	1.3	1.2	1.4	1.3
Equity-based compensation expense (benefit), net of forfeitures	0.4	0.1	(0.2)	0.2	0.3	0.4
Adjusted EBITDA	54.9	15.7	21.8	14.6	2.8	22.4
Less: Adjusted EBITDA attributable to non-controlling interest	28.3	8.0	11.2	7.4	1.7	11.2
Adjusted EBITDA attributable to Ciner Resources LP	$26.6	$7.7	$10.6	$7.2	$1.1	$11.2

Adjusted EBITDA attributable to Ciner Resources LP	$26.6	$7.7	$10.6	$7.2	$1.1	$11.2
Less: Cash interest expense (income), net attributable to Ciner Resources LP	2.4	0.5	0.7	0.6	0.6	(0.5)
Less: Maintenance capital expenditures attributable to Ciner Resources LP	11.5	2.5	4.3	2.8	1.9	2.7
Distributable cash flow attributable to Ciner Resources LP	$12.7	$4.7	$5.6	$3.8	$(1.4)	$9.0

Cash distribution declared per unit	$—	$—	$—	$—	$—	$0.340
Total distributions to unitholders and general partner	$—	$—	$—	$—	$—	$6.8
Distribution coverage ratio	N/A	N/A	N/A	N/A	N/A	1.32

CONTACTS:

Ciner Resources LP

Investor Relations
Ed Freydel
Vice President, Supply Chain & Finance
(770) 375-2323
EFreydel@ciner.us.com